EXHIBIT 99.1

News about Refac
Contact:	Raymond A. Cardonne
201-585-0600
Fax:	201-585-2020
E-mail:	cardonne@refac.com
Web site:	www.refac.com

REFAC REPORTS FOURTH QUARTER AND YEAR END RESULTS

Edgewater, New Jersey, March 30, 2004 – Refac (AMEX: REF) today announced results for the fourth quarter and the year ended December 31, 2003.

For the fourth quarter, the Company had a net loss of $74,000, or ($0.01) per share, on a diluted basis, consisting of a net loss from continuing operations of $80,000, or ($0.01) per share, on revenues of $566,000 and income, net of tax, from discontinued operations of $6,000 or less than $0.01 per share. During the comparable period in 2002, the Company had consolidated net income of $1,897,000 or $0.50 per share, on a diluted basis, consisting of a net loss from continuing operations of $391,000, or ($0.10) per share, on revenues of $380,000 and income, net of tax, from discontinued operations of $2,288,000 or $0.60 per share.

For the year ended December 31, 2003, the Company had a net loss of $1,496,000 or ($0.26) per share, on a diluted basis, which consists of a net loss from continuing operations of $1,534,000, or ($0.27) per share, on revenues of $2,127,000, and income, net of tax, from discontinued operations of $38,000, or $0.01 per share. During the same period in 2002, the Company had a consolidated net loss of $1,269,000 or ($0.33) per share, on a diluted basis, which consists of net income from continuing operations of $2,511,000, or $0.66 per share, on revenues of $6,562,000, a loss, net of tax, from discontinued operations of $1,697,000, or ($0.44) per share, and a loss, net of tax, from a cumulative effect of change in accounting principle of $2,083,000 or ($0.55) per share.

Discontinued Operations - Discontinued operations include the Company’s product development and graphic design consulting businesses and its consumer electronics business, each of which was sold during the third quarter of 2002.

* * * * *

Refac

Consolidated Operating Results*

	Three Months Ended December 31, (Unaudited)
	2003	2002
Total revenues	$566,000	$380,000
Net loss from continuing operations	(80,000)	(391,000)
Income from discontinued operations, net of taxes	6,000	2,288,000
Net income (loss)	$(74,000)	$1,897,000
Income (loss) per diluted share from continuing operations	$(0.01)	$(0.10)
Income per diluted share from discontinued operations	—	0.60
Net income (loss) per diluted share	$(0.01)	$0.50
Number of diluted weighted average shares outstanding	6,983,393	3,825,688

*	The Company did not have any subsidiaries during 2003.

	Year Ended December 31,
	2003	2002
Total revenues	$2,127,000	$6,562,000
Net income (loss) from continuing operations	(1,534,000)	2,511,000
Income (loss) from discontinued operations, net of taxes	38,000	(1,697,000)
Loss from cumulative effect of change in accounting principle, net of taxes	—	(2,083,000)
Net loss	$(1,496,000)	$(1,269,000)
Income (loss) per diluted share from continuing operations	$(0.27)	$0.66
Income (loss) per diluted share from discontinued operations	0.01	(0.44)
Loss per diluted share from cumulative effect of change in accounting principle	—	(0.55)
Net loss per diluted share	$(0.26)	$(0.33)
Number of diluted weighted average shares outstanding	5,717,128	3,812,302

*	The Company did not have any subsidiaries during 2003.